GOLDEN STATE BANCORP INC. AND SUBSIDIARIES
        RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND MINORITY INTEREST

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                                                                               Years Ended December 31,
                                                            ----------------------------------------------------------------
                                                               2000          1999          1998          1997        1996
                                                            ----------    ----------    ----------   ----------   ----------
FIXED CHARGES (EXCLUDING INTEREST ON DEPOSITS):
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
Interest on borrowings                                      $2,030,591    $1,578,096    $1,028,433   $  751,432   $  429,120
Total fixed charges (excluding interest on deposits)         2,030,591     1,578,096     1,028,433      751,432      429,120
Rent interest factor                                            13,027        12,969         9,060        7,857        5,044
Income before income taxes, minority interest and
     extraordinary item                                        674,325       669,272       402,264      238,398      507,547
Earnings                                                     2,717,943     2,260,337     1,439,757      997,687      941,711
Fixed charges (excluding interest on deposits)               2,043,618     1,591,065     1,037,493      759,289      434,164
Minority interest                                              190,064       162,074       110,527      102,135       48,045
Combined fixed charges (excluding interest on deposits)
     and minority interest                                   2,233,682     1,753,139     1,148,020      861,424      482,209
Ratio of earnings to combined fixed charges (excluding
     interest on deposits) and minority interest                  1.22x         1.29x         1.25x        1.16x        1.95x

FIXED CHARGES (INCLUDING INTEREST ON DEPOSITS):
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Interest on deposits                                        $  928,407    $  888,286    $  791,112   $  746,985   $  419,174
Interest on borrowings                                       2,030,591     1,576,096     1,028,433      751,432      429,120
Total fixed charges (including interest on deposits)         2,958,998     2,466,382     1,819,545    1,498,417      848,294
Rent interest factor                                            13,027        12,969         9,060        7,857        5,044
Income before income taxes, minority interest and
     extraordinary item                                        674,325       669,272       402,264      238,398      507,547
Earnings                                                     3,646,350     3,148,623     2,230,869    1,744,672    1,360,885
Fixed charges (including interest on deposits)               2,972,025     2,479,351     1,828,605    1,506,274      853,338
Minority interest                                              190,064       162,074       110,527      102,135       48,045
Combined fixed charges (including interest on deposits)
     and minority interest                                   3,162,089     2,641,425     1,939,132    1,608,409      901,383
Ratio of earnings to combined fixed chares (including
     interest on deposits) and minority interest                  1.15x         1.19x         1.15x        1.08x        1.51x
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